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                              Exchange Act of 1934

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                            PARADIGM TECHNOLOGY, INC.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
-------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

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


                            PARADIGM TECHNOLOGY, INC.


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             Wednesday, June 25, 1997


TO OUR STOCKHOLDERS:

        The Annual Meeting of Stockholders of Paradigm Technology, Inc. (the "Company") will be held at 694 Tasman Drive, Milpitas, California 95035, on Wednesday, June 25, 1997 at 10:00 a.m. for the purpose of considering and acting upon the following proposals:

             (1) To elect to the Board of Directors three (3) directors to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified;

             (2) To ratify the appointment of Price Waterhouse LLP as independent accountants of the Company for the period ending December 31, 1997; and

             (3) To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

        These items are discussed in the following pages which are made part of this Notice. Only stockholders of record as of the close of business on March 31, 1997 will be entitled to vote at the Annual Meeting and at any postponements or adjournments thereof. A list of stockholders entitled to vote will be available at 694 Tasman Drive, Milpitas, California 95035 for ten days prior to the Annual Meeting.

        The Company's December 31, 1996 Annual Report to Stockholders accompanies this Notice of Annual Meeting and Proxy Statement.

                                       By Order of the Board of Directors



                                       MICHAEL GULETT
                                       President, Chief Executive Officer
                                       and Secretary

Milpitas, California
May 8, 1997


YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                            PARADIGM TECHNOLOGY, INC.

                                694 Tasman Drive
                               Milpitas, CA 95035
                                 (408) 954-0500

                              --------------------
                                 PROXY STATEMENT
                              --------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                             Wednesday, June 25, 1997

        The enclosed proxy is solicited by the Board of Directors (the "Board") of Paradigm Technology, Inc., a Delaware corporation (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held on Wednesday, June 25, 1997 at 10:00 a.m. at the principal executive offices of the Company located at 694 Tasman Drive, Milpitas, California 95035, and at any postponement or adjournment thereof, for the purposes set forth in the attached Notice. This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about May 8, 1997.

                                  VOTING RIGHTS

        Each holder of Common Stock is entitled to one vote for each share held as of the record date. Each share of Common Stock is entitled to one vote for as many separate nominees as there are directors to be elected and for or against all other matters presented. For action to be taken at the Annual Meeting, a majority of the shares entitled to vote must be represented at the meeting in person or by proxy. Director nominees receiving the highest number of affirmative votes up to the number of directors to be elected will be elected. Cumulative voting is not available in the election of directors at the Annual Meeting. For the ratification of the Company's independent accountants, the affirmative vote of the majority of the shares represented and voting is the minimum approval necessary. Because abstentions with respect to any matter are treated as shares present or represented and entitled to vote for the purposes of determining whether that matter has been approved by stockholders, abstentions have the same effect as negative votes. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained.

                                     PROXIES

        Stockholders of record of the Company as of the close of business on March 31, 1997 have the right to receive notice of and to vote at the Annual Meeting. As of the close of business on March 31, 1997, the Company had 7,243,698 shares of Common Stock outstanding held by 253 stockholders of record.

        When proxies are properly dated, executed and returned, the shares they represent will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted FOR the election of the nominees for director set forth herein and FOR ratification of the independent accountants of the Company.

        Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before its exercise by (i) filing with the Secretary of the Company a signed written statement revoking his or her proxy or (ii) submitting an executed proxy bearing a date later than that of the proxy being revoked. A proxy may also be revoked by attendance at the Annual Meeting and the election to vote in person. Attendance at the Annual Meeting will not by itself constitute the revocation of a proxy.

                                PROPOSAL NUMBER 1

                              ELECTION OF DIRECTORS

        At the Annual Meeting, a Board of three directors will be elected. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been elected and qualified. All of the nominees are presently directors of the Company.

        It is the intention of the proxy holders named in the enclosed form of proxy to vote such proxies (except those containing contrary instructions) for the nominees named below.

        Unless otherwise instructed, the proxy holders will vote the proxies received by them for Management's nominees named below. In the event that any Management nominee shall become unavailable, or if other persons are nominated, the proxy holders will vote in their discretion for a substitute nominee. It is not expected that any nominee will be unavailable.

        THE NAME AND PRINCIPAL OCCUPATION FOR THE PAST FIVE YEARS OF THE DIRECTORS NOMINATED BY MANAGEMENT ARE:

        Michael Gulett, 44, the Company's President and Chief Executive Officer, joined Paradigm in March 1992. Mr. Gulett, was elected President in February 1993, was appointed Chief Executive Officer in July 1993 and was appointed to the board in March 1994. Prior to joining Paradigm, Mr. Gulett was a consultant from May 1989 until March 1992. From July 1987 until May 1989, Mr. Gulett was the Director of ASIC Operations at VLSI Technology, Inc., a semiconductor manufacturer. He has also worked for NCR Microelectronics, California Devices, Intel Corporation and Burroughs Corporation. Mr. Gulett received his B.S. in electrical engineering from the University of Dayton.

        George J. Collins, 54, has served as a Director of the Company since October 1995. Mr. Collins has been a professor of electrical engineering at Colorado State University since 1973. Mr. Collins is a Fellow with the American Physical Society and the Institute of Electrical Engineers. Mr. Collins is a Director of Quantum Research Corporation. Mr. Collins received his B.S.E.E. from Manhattan University and his M.S. and Ph.D. in engineering from Yale University.

        James L. Kochman, 47, has served as Director of the Company since June 1994 and has been a partner with the investment banking firm of Bentley, Hall, Von Gehr International since April 1992. He was formerly President and Chief Executive Officer of TEKNA/S-TRON, a consumer products company. Prior to joining TEKNA, he spent six years with FMC Corporation in a variety of corporate staff and operating assignments, including Director of Manufacturing and Director of Technology and Business Development with FMC's Ordinance Division in San Jose. Previously Mr. Kochman worked for International Harvester Company. Mr. Kochman received his B.S. in mechanical engineering from the University of Illinois and an M.B.A. from the University of Chicago.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" MANAGEMENT'S NOMINEES.

Board of Directors Meetings and Committees

        The Board held eleven (11) regular meetings during the last fiscal year. All directors attended at least seventy-five percent (75%) of the Board meetings and the meetings of the committees of the Board on which such director served.

        The Audit Committee of the Board, which presently consists of Mr. Kochman, met one (1) time during the last fiscal year. The Audit Committee has the responsibility to review the scope of the annual audit, to recommend to the Board the appointment of the independent accountants and to meet with the independent accountants for review and analysis of the Company's systems which include the adequacy of controls and the sufficiency of financial reporting and legal accounting compliance. The members of the Audit Committee during fiscal year 1996 were Messrs. Lam, Kochman and Raza.

        The Compensation Committee of the Board, which presently consists of Mr. Collins, met one (1) time during the last fiscal year. The Compensation Committee has the responsibility for determining the compensation to be paid to each of the Company's executive officers. Messrs. Kochman and Lam served on the Compensation Committee from January 1996 to June 1996, and Messrs. Collins and Raza served from June 1996 to December 1996.

        The Stock Option Committee of the Board, which presently consists of Mr. Collins, met one (1) time during the last fiscal year. The Stock Option Committee administers and manages the Company's Amended and Restated Incentive and Non-Incentive Stock Option Plan and the 1994 Stock Option Plan. The members of the Stock Option Committee during fiscal year 1996 were Messrs. Collins and Raza.

        The Company does not have a standing Nominating Committee.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Atmel Relationship

        On April 28, 1995, pursuant to certain agreements with certain of the Company's stockholders, Atmel Corporation ("Atmel") acquired 425,000 shares of Common Stock from the Company, 300,000 shares of Common Stock from certain stockholders of the Company, and 128,050 shares of Common Stock from the Company's equipment lessors, all of which shares were purchased at a price of $8.00 per share. Atmel also acquired from ACMA Limited ("ACMA") certain warrants to purchase 175,000 shares of Common Stock of the Company at an exercise price of $1.00 per share, for a purchase price of $7.00 per share subject to the warrants. In connection with these transactions, the Company entered into an agreement with Atmel (the "Stock Purchase Agreement") pursuant to which Atmel agreed to certain transfer restrictions for a period of three years. Atmel also agreed to certain standstill provisions, including an agreement not to increase its beneficial ownership above 19.9% of the voting power of the Company on a fully diluted basis for a period of five years from the date of the Stock Purchase Agreement. The foregoing restrictions terminate on the date on which a person or entity acquires more than 50% of the voting power of the Company. In addition, Atmel agreed that, for a period of ten years from the date of the Stock Purchase Agreement, it will vote its shares of Common Stock of the Company in proportion to the votes cast by the other stockholders of the Company, except with respect to certain material events. The voting and standstill restrictions terminate at such time as Atmel beneficially owns less than 5% of the Common Stock of the Company. In connection with its acquisition of capital stock of the Company, Atmel became a party to the Registration Rights Agreement which provides Atmel with certain rights to register its shares of Common Stock of the Company. On April 28, 1995, Atmel also entered into a Licensing and Manufacturing Agreement with the Company.

Bentley, Hall, Von Gehr International

        James Kochman, a director of the Company, is a partner of Bentley, Hall, Von Gehr International ("Von Gehr"), an investment banking firm which performed investment banking services for the Company during the 12 months ended December 31, 1996. Such services related to, among other things, the Company's acquisition of NewLogic and the sale of the Company's wafer fabrication facility to Orbit Semiconductor. Compensation to Von Gehr during 1996 exceeded 5% of the Von Gehr's consolidated gross revenues for its most recent fiscal year. Von Gehr may also perform investment banking services for the Company from time to time in the future.

                             EXECUTIVE COMPENSATION

        The following table provides certain summary information concerning compensation paid to the Company's Chief Executive Officer, and each of the other four most highly compensated executive officers, who were serving as executive officers on December 31, 1996 (the "Named Executive Officers") and whose aggregate salary and bonus exceeded $100,000, for the fiscal years ended December 31, 1994, 1995 and 1996.

                           Summary Compensation Table

                                                                                                      Long-Term
                                                                                                     Compensation
                                                             Annual Compensation(1)                     Payouts
                                                -----------------------------------------------      -------------
                                                                                                      Securities
                                                                                Other Annual          Underlying
Name and Principal Position         Year        Salary($)       Bonus($)(2)     Compensation($)       Options(#)
---------------------------         ----        ---------       -----------     ---------------       ----------

Michael Gulett                      1996        $249,185          $85,000                   --        25,000(3)
 President and Chief                1995         219,692          115,000                   --        15,000(4)
 Executive Officer                  1994         171,923           24,000                   --        180,000

Robert C. McClelland                1996         128,076           17,000                   --        13,000(5)
 Former Chief Financial             1995         121,792           18,000                   --        10,000(6)
 Officer                            1994         112,599            5,000                   --        33,750

Dennis McDonald (7)
 Vice President, Human              1996         134,302           19,174                   --        17,000(8)
 Resources                          1995          70,400              175                   --        25,000(9)

Philip Siu (7)
 Vice President,                    1996         139,195           25,174                   --        22,000(10)
 Engineering                        1995          92,308           25,155                   --        62,500(11)

James Boswell (7)
 Vice President, Sales              1996         119,638            9,174            $1,385(12)       26,250(13)
 and Marketing                      1995           6,250               --                   --        15,000(14)

--------------

(1) The Company changed its fiscal year-end from March 31 to December 31 in June 1994. For purposes of the Summary Compensation Table, the 1994 fiscal year figures presented reflect annual compensation for the four quarters ended December 31, 1994.
(2) Represents cash bonuses, profit sharing and commissions paid during the year.
(3) Includes options granted on February 3, 1997 for 25,000 shares upon cancellation of a previous option granted on July 24, 1996.
(4) Includes options granted on February 3, 1997 for 15,000 shares upon cancellation of a previous option granted on June 15, 1995.
(5)     Includes options granted on February 3, 1997 for 5,000 shares and 8,000 shares upon cancellation of previous options granted on January 1, 1996 and July 24, 1996, respectively.
(6) Includes options granted on February 3, 1997 for 10,000 shares upon cancellation of a previous option granted on June 15, 1995.
(7)     Mr. Siu, Mr. McDonald and Mr. Boswell were hired by the Company in
        April, May and November 1995, respectively.
(8)     Includes options granted on February 3, 1997 for 5,000 shares and 12,000 shares upon cancellation of previous options granted on January 1, 1996 and July 24, 1996, respectively.
(9) Includes options granted on February 3, 1997 for 25,000 shares upon cancellation of a previous option granted on May 24, 1995.
(10) Includes options granted on February 3, 1997 for 10,000 shares and 12,000 shares upon cancellation of previous options granted on January
        1, 1996 and July 24, 1996, respectively.
(11) Includes options granted on February 3, 1997 for 62,500 shares upon cancellation of a previous option granted on April 20, 1995.
(12)    Represents automobile expenses.
(13) Includes options granted on February 3, 1997 for 15,000 shares and 11,250 shares upon cancellation of previous options granted on July 24, 1996 and November 21, 1996, respectively.
(14) Includes options granted on February 3, 1997 for 15,000 shares upon cancellation of previous options granted on December 28, 1995.


        The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 1996 to the Named Executive
Officers.

                                                                                             Potential Realizable Value
                                                                                              at Assumed Annual Rates
                                                                                                  of Stock Price
                           Number of                                                          Appreciation for Option
                          Securities        Percent of Total                                          Term(2)
                          Underlying         Options Granted    Exercise or                  -------------------------
                            Options          to Employees in    Base Price      Expiration
                           Granted(#)        Fiscal Year(1)      ($/Share)         Date         5%($)         10%($)
                        ---------------    ------------------  -------------   ------------  ----------     ----------

Michael Gulett             25,000(3)            2.12%            $  4.50         07/24/06    $   70,751     $  179,296
                           25,000(4)            2.12                2.0625       07/24/06        32,428         82,175

Robert C. McClelland        5,000(3)            0.43               13.50         01/01/06        42,494        107,715
                            8,000(3)            0.68                4.50         07/24/06        22,640         57,375
                            5,000(4)            0.43                2.0625       01/01/06         6,486         16,435
                            8,000(4)            0.68                2.0625       07/24/06        10,377         26,296

Philip Siu                 10,000(3)            0.85               13.50         01/01/06        84,989        215,430
                           12,000(3)            1.02                4.50         07/24/06        33,960         86,062
                           10,000(4)            0.85                2.0625       01/01/06        12,971         32,870
                           12,000(4)            1.02                2.0625       07/24/06        15,565         39,444

Dennis McDonald             5,000(3)            0.43               13.50         01/01/06        42,494        107,715
                           12,000(3)            1.02                4.50         07/24/06        33,960         86,062
                            5,000(4)            0.43                2.0625       01/01/06         6,486         16,435
                           12,000(4)            1.02                2.0625       07/24/06        15,565         39,444

James Boswell              15,000(3)            1.28                4.50         07/24/06        39,450         98,365
                           11,250(5)            0.96                2.50         11/21/06        17,688         44,824
                           15,000(4)            1.28                2.0625       07/24/06        19,457         49,305
                           11,250(4)            0.96                2.0625       11/21/06        14,592         36,979

----------

(1)     Based on options to purchase an aggregate of 1,174,312 shares of Common
        Stock granted during fiscal 1996.
(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date and are not presented to forecast possible future appreciation, if any, in the price of the Common Stock. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the options or the sale of the underlying shares. The actual gains, if any, on the stock option exercises will depend on the future performance of the Common Stock, the optionee's continued employment through applicable resting periods and the date on which the options are exercised.
(3) Six months after the original grant dated, 1/8th of the shares will be vested and thereafter the remaining shares will vest over four years at 1/48th per month.
(4) Options granted on February 3, 1997 upon cancellation of previously granted options for the same number of shares. See the table entitled
        "Ten-Year Option Repricings" on page 6 of this Proxy Statement.
(5) Six months after the original grant date, 1/4th of the shares will be vested; one year after the original grant date, 1/2 of the shares will be vested; two years after the original grant date 3/4th of the shares will be vested; and three years after the original grant date, all shares will be fully vested.

        The following table shows stock options exercised by the Named Executive Officers as of December 31, 1996. In addition, this table includes the number of shares of Common Stock represented by outstanding stock options held by each of the Named Executive Officers as of December 31, 1996. The closing price of the Company's Common Stock at fiscal year-end was $2.38.

                 Aggregated Option Exercises in Last Fiscal Year
                                 d Option Values

                                                                   Number of Securities         Value of Unexercised
                                                                  Underlying Unexercised        In-the-Money Options
                             Shares                                Options at FY-End(#)            at FY-End($)(1)
                           Acquired on         Value            ---------------------------   --------------------------
     Name                 Exercise (#)      Realized ($)        Exercisable  Unexercisable    Exercisable  Unexercisable
     ----               ----------------    ------------        -----------  --------------   -----------  -------------

Michael Gulett                15,000         $ 146,313            166,837          38,163      $ 334,515      $  7,860
Robert C. McClelland          20,058           230,690             10,366          26,326         17,619        14,863
Philip Siu                        --                 0             27,292          57,208              0             0
Dennis McDonald                   --                 0              9,896          32,104              0             0
James Boswell                     --                 0              3,750          22,500              0             0


--------------

(1) Value is calculated by (i) subtracting the exercise price per share from the year-end closing price of $2.38 per share; and (ii) multiplying the number of shares subject to the option.

                           Ten-Year Option Repricings

Repricing of Stock Options

        In February 1997 and as indicated in the Executive Committee Report on Compensation of this Proxy Statement, the Company offered all executive officer option holders and directors the opportunity to exchange their options for new options at the February 3, 1997 fair market value of $2.0625 per share. The options retain their original vesting schedule and expiration date. The following table sets forth the repricing of options held by the Named Executive Officers and directors.

                                                                                                                   Length of
                                                                        Market                                      Original
                                          Number of                    Price of     Exercise                       Option Term
                                         Securities       Number       Stock at     Price at                        Remaining
                                         Underlying       of New       Time of       Time of         New          at Date of
                                           Options        Options     Repricing     Repricing      Exercise         Repricing
      Name                   Date       Repriced (#)      Granted          ($)         ($)         Price ($)     (years.months)
---------------------    -----------    -------------    ----------    ---------  -------------  -------------   --------------

Michael Gulett             02/03/97       15,000          15,000       $  2.0625   $    9.00       $ 2.0625           8.4
                           02/03/97       25,000          25,000          2.0625        4.50         2.0625           9.5

Robert C. McClelland       02/03/97       10,000          10,000          2.0625        9.00         2.0625           8.4
                           02/03/97        5,000           5,000          2.0625       13.50         2.0625           8.10
                           02/03/97        8,000           8,000          2.0625        4.50         2.0625           9.5

Philip Siu                 02/03/97       62,500          62,500          2.0625        8.50         2.0625           8.2
                           02/03/97       10,000          10,000          2.0625       13.50         2.0625           8.10
                           02/03/97       12,000          12,000          2.0625        4.50         2.0625           9.5

Dennis McDonald            02/03/97       25,000          25,000          2.0625        9.00         2.0625           8.3
                           02/03/97        5,000           5,000          2.0625       13.50         2.0625           8.10
                           02/03/97       12,000          12,000          2.0625        4.50         2.0625           9.5

James Boswell              02/03/97       15,000          15,000          2.0625        4.50         2.0625           9.5
                           02/03/97       11,250          11,250          2.0625        2.50         2.0625           9.9
                           02/03/97       15,000          15,000          2.0625       13.50         2.0625           8.9

George Collins             02/03/97       12,500          12,500          2.0625       25.00         2.0625           8.8

James Kochman              02/03/97       12,500          12,500          2.0625        6.00         2.0625            8

Atiq Raza                  02/03/97       12,500          12,500          2.0625       13.50         2.0625           8.10

Compliance with Section 16(a) of the Exchange Act

        Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules of the Securities and Exchange Commission (the "Commission") thereunder require the Company's directors and executive officers to file reports of their ownership and changes in ownership of Common Stock with the Commission. Personnel of the Company generally prepare these reports on the basis of information obtained from each director and officer. Based on such information, the Company believes that all reports required by Section 16(a) of the Exchange Act to be filed by its directors and executive officers during the last fiscal year were filed on time, except that Mr. Veldhouse, a former officer of the Company, filed a Form 4 in November 1996 relating to transactions involving the purchase and sale of the Company's Common Stock approximately nine days late.

Compensation of Directors

        The Company's non-employee directors ("Outside Directors") receive a fee of $3,000 per quarter. All Outside Directors are also reimbursed for expenses incurred in connection with attending Board and committee meetings. The Company's 1994 Stock Option Plan (the "Option Plan") provides for the grant of options to Outside Directors pursuant to a nondiscretionary, automatic grant mechanism, whereby each Outside Director is granted an option at fair market value to purchase 3,125 shares of Common Stock on the date of each Annual Meeting of Stockholders, provided such director is re-elected. These options vest over four years at the rate of 25% per year so long as the optionee remains an Outside Director of the Company. Each new Outside Director who joins the Board is automatically granted an option at fair market value to purchase 12,500 shares of Common Stock upon the date on which such person first becomes an Outside Director. These options vest over four years at the rate of 25% per year.

Employment Agreements

        The Company entered into an employment agreement with Michael Gulett on August 26, 1996 (the "Agreement"), which provides for a base salary of $255,000 and the right to participate in the Company's executive compensation program. The Company may terminate Mr. Gulett's employment at any time with or without cause upon 90 days' advance written notice; provided, however, that if he is terminated without cause (other than as a result of disability or change of control of the Company), he will receive salary continuation for six months. In the event Mr. Gulett's employment is terminated during the term of the Agreement and within the first six-month period after the occurrence of a change of control of the Company, as defined in the Agreement, Mr. Gulett will be entitled to receive one and a half times his annual rate of base salary as in effect on the date of the employment termination, plus one and a half times the last annual bonus awarded by the Company.


                   EXECUTIVE COMMITTEE REPORT ON COMPENSATION

        The compensation of the Company's executive officers is determined by the Executive Compensation Committee of the Board (the "Compensation Committee") on an annual basis. The Chief Executive Officer's recommendations of compensation to be paid to other executive officers of the Company are considered by the Compensation Committee in its decision-making process. During fiscal year 1996, the Compensation Committee was comprised entirely of non-employee directors. The Compensation Committee is currently composed of one
(1) non-employee director.

               The Stock Option Committee of the Board administers the Company's Stock Option Plans and determines grants to executive officers. The Stock Option Committee is composed of one "disinterested" director, as defined by Rule 16b-3 under the Exchange Act.

               The Compensation Committee's policy on executive compensation is to attract and retain highly qualified personnel while linking compensation to performance. Consequently, the Compensation Committee seeks to establish compensation that will reward individuals for Company performance as well as individual performance and motivate and reward executives for achievement of strategic business objectives.

        The primary factors used by the Compensation Committee in determining the compensation of the Company's executive officers are as follows:

        1. The executive officer's individual performance and contributions to the Company;

        2.  The financial results of the Company, including pre-tax profit; and

        3. The compensation of executive officers employed by companies in similar industries with similar revenue levels.

Executive Compensation Generally

        The Company's executive compensation program is designed to attract and retain qualified executives and to ensure that their efforts are directed toward the long-term interests of the Company and its stockholders. To that end, the Company strives to pay competitive base salaries and to provide incentive to its executives by linking individual compensation to Company financial performance and long-term growth of the Company through incentive-based compensation, and to link executive and stockholder interests through the Company's Stock Option Plan. During 1996, the compensation of executive officers was generally composed of (i) base salary, (ii) a management group bonus and (iii) stock options. The following is a summary of the executive officer compensation programs:

        Base Salary. Base salaries are determined primarily upon an evaluation of the officer's management responsibilities and efforts on behalf of the Company including (i) individual performance, (ii) level of responsibility,
(iii) expertise, (iv) Company performance and (v) industry compensation. The Company used the 1996 Radford Associates/Alexander & Alexander Consulting Group Management Total Compensation Report for the High-Tech Industries (the "Radford Report"), which is a survey of over 375 high technology companies of which approximately 14% fall into the semiconductor industry segment, as a basis for establishing the base salaries for its executives.

        Management Group Bonus. The Company established a variable bonus pool for its management group based on profits before taxes for 1996 with a range of $0 to $800,000. The bonus was based on achieving a specific pre-tax profit goal at the end of the fiscal year. No Management Group Bonus was paid in 1996.

        Stock Options. In January 1996 and July 1996, certain of the Company's current executive officers received stock options in amounts which are set forth in the Summary Compensation Table in this Proxy Statement. Stock options were granted to the Company's current executive officers on the basis of each such executive's anticipated future performance and contributions to the Company. The stock option grants are designed to align more closely the interests of the executives with the interests of the stockholders by providing the executives with a financial participation in the success of the Company. The Company used the Radford Report as a basis for establishing the option grants.

        Option Repricing. In February 1997, the Board agreed that additional incentives were needed since many of the Company's executive officers and directors held stock options with grants priced significantly higher than the fair market value of the Company's Common Stock. Therefore, the Company implemented a program whereby executive officers and directors could exchange higher priced option shares for the same number of lower priced option shares. The new shares were issued on February 3, 1997 at the then fair market value of $2.0625 per share. Executive officers must remain active on the Company's payroll to exercise their new options. All executive officer option holders and directors were eligible to participate in this program. Data for executive officers and directors who were eligible to reprice shares is shown in the table entitled "Ten-Year Option Repricings" on page 6 of this Proxy Statement.

Chief Executive Officer Compensation

        Mr. Gulett's base salary for 1996 was approximately $249,185 which was negotiated as part of his Employment Agreement dated August 26, 1996. Pursuant to the Employment Agreement and effective as of March 14, 1996, Mr. Gulett's base salary was increased to $255,000 per year. In 1996, the Company paid Mr.

Gulett a total salary and bonus of $334,185. Also, pursuant to the Employment Agreement, Mr. Gulett was to be eligible to participate in the management bonus program. However, no bonus was paid to management in 1996.

        Effective July 24, 1996, the Board approved a grant to Mr. Gulett of stock options to purchase 25,000 shares. Grants to certain other executive officers of the Company were made at the same time. The Compensation Committee had no predetermined number of options that it believed Mr. Gulett should hold. The actual number of options granted to Mr. Gulett was based on subjective as well as objective factors, such as his individual performance, his position in the Company relative to other executive officers who received option grants at the same time, the Company's overall performance, his length of service with the Company, the industry standards for executive officer option grants as indicated by the Radford Report, his past contributions to the success of the Company and his contributions to the Company's success that are expected to be made in the future.

Other

        Since the compensation of the Company's executive officers does not exceed $1,000,000 for any single officer, the Company does not have a policy regarding qualifying compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

                                     EXECUTIVE COMPENSATION COMMITTEE

                                     GEORGE J. COLLINS

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Securities and Exchange Commission requires disclosure where an executive officer of a company served or serves as a director or on the compensation committee of another entity and an executive officer of such other entity served or serves as a director or on the compensation committee of the company. The Company does not have any such interlocks. Decisions as to executive compensation are made by the Compensation Committee and the Stock Option Committee. During fiscal year 1996, the Compensation Committee and the Stock Option Committee were comprised entirely of non-employee directors.


                             STOCK PERFORMANCE GRAPH

        Set forth below is a graph, based on the closing price of the last business trading day in each calendar month for the period, comparing the Company's total cumulative stockholder return as compared to the Standard & Poor's 500 Index and the Standard & Poor's Small Cap Semiconductor Index for the period from June 28, 1995 (the date of the Company's initial public offering) through December 31, 1996. Total stockholder return assumes $100 invested at the beginning of the period in the Company's Common Stock, the stocks represented in the Standard & Poor's 500 Index and the stocks represented in the Standard & Poor's Small Cap Semiconductor Index, respectively. Total return also assumes reinvestment of dividends. The Company has paid no dividends on its Common Stock.

        Historical stock price performance should not be relied upon as indicative of future stock price performance.

                         INDEXED STOCK PRICE COMPARISON
                     June 28, 1995 through December 31, 1996

                               [GRAPHIC OMITTED]

                   6/95  7/95  8/95  9/95  10/95 11/95 12/95 1/96  2/96  3/96  4/96  5/96  6/96  7/96  8/96  9/96  10/96 11/96 12/96
                   ----  ----  ----  ----  ----- ----- ----- ----  ----  ----  ----  ----  ----  ----  ----  ----  ----- ----- -----

S&P SMALL CAP SEMI $100  $114  $108  $109  $104   $96   $88   $88   $90   $92   $98  $101   $97   $90   $96  $100   $99  $104  $105
S&P 500             100   105   104   107   107   111   113   116   117   118   120   122   123   117   119   126   129   138   135
PARADIGM            100   218   234   220   183   134    97   120   107    70    71    66    52    35    35    37    20    23    17


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 31, 1997 by: (i) each person known to the Company to beneficially own more than five percent of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers, and (iv) all directors and executive officers of the Company as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such person subject to community property laws where applicable.

                                                      Shares
                                                   Beneficially
             Name of Beneficial Owner                  Owned            Percent
----------------------------------------------     ------------        ---------

Vintage Products, Inc.(1)
Arlozorv Street
Telaviv, Israel ..............................      1,600,000             22.1%

ACMA Limited(2)
17 Jurong Port Road
Singapore 2261................................      1,300,000             17.5

Atmel Corporation(3)
2125 O'Nel Drive
San Jose, CA 95131............................      1,028,050             13.8

Michael Gulett(4).............................        190,313              2.6

Philip Siu(5).................................         40,657               *

James L. Kochman(6)...........................         21,875               *

Robert C. McClelland(7).......................         20,027               *

Dennis McDonald(8)............................         17,792               *

Richard Morley................................         11,000               *

James Boswell(9)..............................          6,563               *

George J. Collins(10).........................          3,125               *

S. Atiq Raza(11)..............................          3,125               *

All directors and executive officers as a
  group (10 persons)(12)......................        314,477              4.2

----------

*       Less than one percent (1%).

(1)     Represents shares issuable upon conversion of the Company's 5% Series A
        Convertible Redeemable Preferred Stock (the "Preferred Stock") pursuant to the purchase from the Company of 200 shares of Preferred Stock. The
        Preferred Stock is redeemable by the Company under certain limited circumstances. The Company is not required to issue shares of Common
        Stock equal to or greater than twenty percent (20%) of the Common Stock outstanding on the date of the initial issuance of the Preferred Stock.
(2)     Includes 200,000 shares issuable upon exercise of outstanding warrants.
(3)     Includes 200,000 shares issuable upon exercise of outstanding warrants.
(4) Includes 179,063 shares subject to stock options that are exercisable or will become exercisable within 60 days of March 31, 1997.
(5) Represents shares subject to stock options that are exercisable or will become exercisable within 60 days of March 31, 1997.
(6) Represents shares subject to stock options that are exercisable or will become exercisable within 60 days of March 31, 1997.
(7) Represents shares subject to stock options that are exercisable or will become exercisable within 60 days of March 31, 1997.
(8) Represents shares subject to stock options that are exercisable or will become exercisable within 60 days of March 31, 1997.
(9) Represents shares subject to stock options that are exercisable or will become exercisable within 60 days of March 31, 1997.
(10) Represents shares subject to stock options that are exercisable or will become exercisable within 60 days of March 31, 1997.
(11) Represents shares subject to stock options that are exercisable or will become exercisable within 60 days of March 31, 1997.
(12) Includes 292,227 shares subject to stock options that are exercisable or will become exercisable within 60 days of March 31, 1997.

                                PROPOSAL NUMBER 2

                     RATIFICATION OF INDEPENDENT ACCOUNTANTS

        The Board has approved the retention of Price Waterhouse LLP as independent accountants for the Company until revoked by further action. Price Waterhouse LLP has been the Company's independent accountants since June 1994.

        The stockholders are asked to ratify the designation of Price Waterhouse LLP as independent accountants for the Company for the fiscal year ending December 31, 1997. A representative of Price Waterhouse LLP is expected to be present at the Annual Meeting to make a statement if he or she desires to do so, and such representative is expected to be available to respond to appropriate questions.

        Should the stockholders fail to ratify the designation of Price Waterhouse LLP as independent accountants, retention of the firm for the fiscal year ending December 31, 1997 will be reconsidered by the Board.

        Unless marked to the contrary, proxies received will be voted "FOR" ratification of the designation of Price Waterhouse LLP as independent accountants for the Company's fiscal year ending December 31, 1997.

           THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR"
             RATIFICATION OF THE COMPANY'S INDEPENDENT ACCOUNTANTS.


                                  OTHER MATTERS

        Proposals Intended to be Presented at the Next Annual Meeting. Proposals of security holders intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Company for inclusion in the Company's proxy statement and form of proxy no later than December 19, 1997.

        Other Matters. Management knows of no business that will be presented for consideration at the Annual Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

        Proxy Solicitation. The expense of solicitation of proxies will be borne by the Company. In addition to solicitation of proxies by mail, certain officers, directors and Company employees who will receive no additional compensation for their services may solicit proxies by telephone, telegraph or personal interview. The Company may retain a proxy solicitation firm and, if it does so, would pay approximately $6,000 in fees plus a reasonable amount to cover expenses. The Company is required to request brokers and nominees who hold stock in their name to furnish this proxy material to beneficial owners of the stock and will reimburse such brokers and nominees for their reasonable out-of-pocket expenses in so doing.

        Annual Report. The Company will provide a copy of its 1996 Annual Report to Stockholders, without charge, to any stockholder who makes written request to Michael Gulett, President, Chief Executive Officer and Secretary, Paradigm Technology, Inc., 694 Tasman Drive, Milpitas, California 95035.

                                        By Order of the Board of Directors



                                        MICHAEL GULETT
                                        President, Chief Executive Officer
                                        and Secretary

Milpitas, California
May 8, 1997